Contact: 610-337-1000	For Immediate Release:
Simon Bowman, ext. 3645 Shelly Oates, ext. 3202	October 10, 2013

AmeriGas Elects Brian R. Ford to Its Board of Directors

VALLEY FORGE, Pa., October 10 — AmeriGas Propane Inc., the general partner of AmeriGas Partners, L.P. (NYSE:APU), reported that Brian R. Ford, age 64, has been elected a director of AmeriGas Propane, Inc., effective November 1, 2013. Mr. Ford previously served as a partner of Ernst & Young LLP, a multinational professional services firm offering assurance, tax, consulting, and advisory services, where he served in various roles of increasing responsibility from 1971 until his retirement in 2008.

Lon Greenberg, chairman of the board of AmeriGas, said, “We are excited to welcome Brian Ford to our Board. We’ll benefit from his extensive financial, audit, accounting, and retail experience. We look forward to receiving his input and perspectives.”

Mr. Ford currently serves as a member of the Board of Directors, as Chairman of the Audit Committee, and as a member of the Governance and Nominating Committee of GulfMark Offshore, Inc., a public, global provider of marine transportation. Mr. Ford also serves as a member of the Board of Directors and as a member of the Audit, Compensation, and Corporate Governance, Conflicts and Nominating Committees of NRG Yield, Inc., a public, wholly owned subsidiary of NRG Energy, Inc. that invests in contracted renewable and conventional generation and thermal infrastructure assets. In addition, Mr. Ford serves on the Board of Trustees of Drexel University, the Board of Directors of the Drexel College of Medicine and the Advisory Boards of Rutgers School of Business and the Drexel Law School. He holds a Bachelor of Science degree from Rutgers University.

About AmeriGas

AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 2,100 locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of APU. An affiliate of Energy Transfer Partners, L.P. owns 24% of APU and the public owns the remaining 50%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-14 ### 10/10/13